Exhibit 99.1

FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES SECOND QUARTER 2011 RESULTS

NOVEMBER 3, 2011

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (OTCBB: DLNO.OB), the parent company of Delanco Federal Savings Bank (the Bank), today announced its financial results for the three and six months ended September 30, 2011.

For the three months ended September 30, 2011, Delanco recorded net earnings of $110 thousand as compared to net earnings of $102 thousand for the three months September 30, 2010.  For the six months ended September 30, 2011 the Bank had net earnings of $221 thousand as compared to earnings of $234 thousand for the six months ended September 30, 2010. Earnings per share for the quarter ending September 30, 2011 was $0.07, compared to earnings of $0.06 per share for the quarter ending September 30, 2010.   Earnings per share for the six months ending September 30, 2011 were $0.14, compared to earnings of $0.15 per share for the six months ending September 30, 2010.

“I am pleased to announce our results for the second quarter 2011”, said James E. Igo, Chairman and President of Delanco.  “The earnings are consistent with our past few quarters, reflecting continued profitability.”

“This quarter we have seen an increase in our non-performing loans, primarily due to one commercial relationship that has previously been reported as a substandard asset.  We are working with this borrower to come to a resolution.  The reversal of the accrued interest on this loan relationship is reflected in the decreased net interest income for the quarter as compared to the same time period in 2010.”

“The Bank’s performance was also adversely affected during the quarter by increased loan expenses related to our continued workout efforts on our problem loans.  We continue our efforts to work with borrowers that have shown a willingness to work with us.  On the others, we continue the legal process against the borrowers and any collateral.”

“We saw a decrease in our Federal deposit insurance premium for the quarter as the result of a change implemented by the FDIC going from a deposit to an asset based premium calculation.”

Balance Sheet

Total assets increased $705 thousand, or 0.5 % from March 31, 2011 to $136.9 million.  The increase in assets was due primarily to an increase in investment securities of $2.5 million offset by a decrease in loans of $1.4 million.

Total deposits increased slightly by $8 thousand to $120.9 million as of September 30, 2011 as compared to March 31, 2011.  Core deposits grew $138 thousand and time deposits decreased by $130 thousand.

At September 30, 2011 shareholders equity equaled $12.4 million, or 9.1% of total assets, compared to $12.2 million or 8.9% at March 31, 2011.  The increase in stockholders’ equity was primarily due to the year to date profit.  The Bank’s tangible and core capital ratios were 8.81% at September 30, 2011 as compared to 8.67% at March 31, 2011 while the Bank’s total risk based capital ratio was 14.99% at September 30, 2011 as compared to 14.52% at March 31, 2011.

Asset Quality

Non-performing loans totaled $7.8 million, or 5.7% of total assets at September 30, 2011, compared to $5.4 million, or 3.97% at March 31, 2011.  At September 30, 2011 non-performing loans consisted of $3.8 million in commercial real estate loans, $3.6 million in residential mortgages and $367 thousand in consumer loans.  Net charge-offs during the six month period ended September 30, 2011 were $97 thousand, compared to $147 thousand during the six month period ending September 30, 2010.  The allowance for loan losses at September 30, 2011 totaled $1.3 million, or 1.29% of total loans outstanding, compared to $1.1 million or 1.05% of loans outstanding at September 30, 2010.

The Bank recorded a provision for loan losses of $155 thousand during the six months ended September 30, 2011, compared to a provision of $273 thousand for the six months ended September 30, 2010.

Net Interest Income

Net interest income decreased by $45 thousand or 3.8% to $1.1 million for the quarter ended September 30, 2011 as compared to $1.2 million for the quarter ended September 30, 2010.  The decrease in this quarter’s net interest income was due primarily to the reversal of interest related to a loan relationship that went on non-accrual during the quarter.  Net interest income decreased by $21 thousand or 0.9% for the six months ended September 30, 2011 to $2.3 million as compared to the net interest income for the six months ended September 30, 2010 of $2.3 million.

The net interest margin increased to 3.71% for the period ended September 30, 2011, an increase of 5 basis points from the period ended September 30, 2010.

Non-Interest Income

Non-interest income increased by $6 thousand for the three months ended September 30, 2011 as compared to the three month period ended September 30, 2010.  Non-interest income decreased by $42 thousand for the six months ended September 30, 2011 as compared to the six month period ended September 30, 2010.  In the first quarter 2011, the Bank recognized a loss from the sale of real estate owned of $56 thousand.  The remainder of the other non-interest income categories was up an aggregate $14 thousand over the previous six month period.

Non-Interest Expenses

Non-interest expenses increased by $34 thousand for the six month period ended September 30, 2011 as compared to the six month period ending September 30, 2010, primarily due to costs associated with the workout of our problem assets, which includes REO expenses and legal costs.  Federal deposit insurance premiums decreased by $28 thousand in the current quarter, as compared to the previous period. The FDIC has made changes to their methodology for calculating premiums.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a variety of consumer and business loans.

Forward-Looking Statements

This quarterly report contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FOR FURTHER INFORMATION CONTACT:

James E. Igo, Chairman and President
856-461-0611
www.delancofsb.com

SELECTED FINANCIAL CONDITION DATA

	September 30, 2011	March 31, 2011	% Change
	(Dollars in thousands)
Total assets	$136,878	$136,172	0.5%
Cash and cash equivalents	5,686	5,663	0.4
Investment securities	18,450	15,944	15.7
Loans receivable, net	102,771	103,867	(1.1)
Deposits	120,850	120,842	0.0
Borrowings	2,500	2,100	19.0
Stockholder’s equity	12,443	12,213	1.9

SELECTED OPERATING DATA

	Three Months Ended September 30,			Six Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$1,507	$1,677	(10.1)%	$3,052	$3,374	(9.5)%
Interest expense	370	495	(25.3)	745	1,045	(28.7)
Net interest income	1,137	1,182	(3.8)	2,307	2,329	(0.9)

Provision for loan losses	80	123	(35.0)	155	273	(43.2)

Net interest income after provision for loan losses	1,057	1,059	(0.2)	2,152	2,055	4.7

Other income	42	36	16.7	38	80	(52.5)
Other expense	916	926	(1.1)	1,816	1,783	1.9

Income before taxes	183	169	8.3	374	353	5.9
Provision for income taxes	73	67	9.0	152	119	27.7

Net Income	$110	$102	7.8	$221	$234	(5.6)

Earnings per share basic	$0.07	$0.06	16.7	$0.14	$0.15	(6.7)
Earnings per share diluted	$0.07	$0.06	16.7	$.014	$0.15	(6.7)

Average shares outstanding basic	1,583,460	1,580,256		1,583,460	1,580,256
Average shares outstanding diluted	1,583,460	1,580,256		1,583,460	1,580,256

ASSET QUALITY DATA

	Six Months Ended September 30, 2011	Year Ended March 31, 2011
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$1,286	$999
Provision for loan losses	155	440

Charge-offs	(115)	(206)
Recoveries	18	53
Net charge-offs	(97)	(153)

Allowance at end of period	$1,344	$1,286
Allowance for loan losses as a percent of total loans	1.29%	1.22%
Allowance for loan losses as a percent of nonperforming loans	17.32%	23.80%

	Six Months Ended September 30, 2011	Year Ended March 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,603	$2,973
Real estate mortgage - commercial	3,790	2,374
Commercial	-	46
Consumer	367	11
Total	7,760	5,404

Real estate owned	409	771
Other nonperforming assets	-	-

Total nonperforming assets	$8,169	$6,175
Nonperforming loans as a percent of total loans	7.85%	4.99%
Nonperforming assets as a percent of total assets	5.97%	3.97%

SELECTED FINANCIAL RATIOS

	Six Months Ended September 30,
	2011	2010

Selected Performance Ratios:
Interest rate spread (1)	3.62%	3.59%
Net interest margin (1)	3.71%	3.66%
Efficiency ratio	77.7%	74.0%
(1) Annualized.